EXHIBIT 10.28




                     PERFORMANCE HEALTH TECHNOLOGIES, INC.
                            1999 STOCK INCENTIVE PLAN

                             STOCK OPTION AGREEMENT


1. A Stock Option to acquire ____________ shares (hereinafter referred to as "Shares") of Common Stock of Performance Health Technologies, Inc. (hereinafter referred to as the "Company") is hereby granted to _________________ (hereinafter referred to as the "Optionee"), subject in all respects to the terms and conditions of the Performance Health Technologies, Inc. 1999 Stock Incentive Plan (as amended from time to time, hereinafter referred to as the "Plan") and such other terms and conditions as are set forth herein.

2.       This Option is a [Non-Qualified] [Incentive] Stock Option.

3. The option price as determined by the Board of Directors of the Company (the "Board") is ______ per Share.

4. Subject to the terms of the Plan, this Option may be exercised in accordance with the following table:

                 DATE                                     NUMBER OF SHARES

                 _________________, 200____                      XX
                 _________________, 200____                      XX
                 _________________, 200____                      XX


5.       The option price must be paid by cash.

6. This Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities law, or any other valid law or regulation. As a condition to the exercise of this Option, the Optionee shall represent to the Company that the Shares being acquired under this Option are for investment and not with a present view for distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under any applicable law, regulation or rules of any governmental agency.

7.       Subject to the terms of the Plan, including, without limitation,
         Section 5.c. thereof, this Option may not be exercised after _______________________, and may be exercised during such term only in accordance with the terms and conditions set forth in the Plan.

8. This Option may not be transferred, assigned or encumbered, in any manner, except in the event of death of the Optionee, by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined under Section 414(q) of the Internal Revenue Code of 1986 as amended, and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the Optionee's executors, administrators, heirs, assigns and successors.

Dated as of                         PERFORMANCE HEALTH
                                    TECHNOLOGIES, INC.



                                   By:_______________________________________
                                   Name:
                                   Title:

ATTEST:

         The Optionee hereby acknowledges receipt of a copy of the Plan and is familiar with the terms and conditions set forth therein. The Optionee agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition to the exercise of this Option, the Optionee authorizes the Company to withhold from any regular cash compensation payable by the Company any taxes required to be withheld under any federal, state or local law as a result of exercising this Option.


Dated as of                         __________________________________________